EXHIBIT 10.8

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into by and between The Wendy’s Company (the “Company”) and Stephen E. Hare as of May 7, 2013.

WHEREAS, Mr. Hare currently serves as the Chief Financial Officer of the Company and has extensive knowledge about the Company. Mr. Hare’s employment will terminate effective September 1, 2013; and

WHEREAS, the Company desires to engage Mr. Hare as a consultant following his departure to provide certain transition services to the Company and Mr. Hare is willing to provide such services for the Company, as more particularly described herein.

NOW, THEREFORE, the parties agree as follows:

1.     Services to Be Performed. Mr. Hare will provide consulting services upon the reasonable request of the Chief Executive Offer or his delegate relating to knowledge and expertise Mr. Hare gained during his employment with the Company (the “Consulting Services”). Mr. Hare may perform the Consulting Services by phone, by in-person attendance at meetings, or in such other manner and at such other time or place as mutually agreed upon by the Company and Mr. Hare; provided that, to the extent that the Company does not require Mr. Hare to perform the Consulting Services from a specific location, Mr. Hare may perform the Consulting Services at a location of Mr. Hare’s choice so long as Mr. Hare is available to report by telephone or in person as reasonably requested by the Company.

2.     Term. This Agreement will have a term commencing as of September 2, 2013 through January 1, 2014 (the “Term”).

3.    Compensation. In consideration for the Consulting Services rendered by Mr. Hare during the Term, the Company agrees that Mr. Hare will be compensated at the rate of $12,500 per month (for an aggregate total of $50,000), regardless of the number of hours he is requested to provide Consulting Services in any month (subject to the immediately following sentence). The level of Consulting Services Mr. Hare will be required to provide during the Term will be no more than 20% of the average level of services performed by Mr. Hare during the 36-month period immediately prior to September 1, 2013. The monthly payment will be paid on a monthly basis, and no later than 30 days following the relevant month.

4.     Expenses. Mr. Hare shall be reimbursed for all reasonable out-of-pocket expenses incurred by Mr. Hare in the course of performing his services hereunder, upon the submission of an expense report in which adequate support is provided for the expenses to be reimbursed.

5.    Relationship. The parties hereto acknowledge and agree that Mr. Hare will act as an independent contractor and not as an employee in performing the Consulting Services. As an independent contractor, Mr. Hare will not have the authority to act on the Company’s behalf or otherwise commit the Company to any agreement or obligation. Mr. Hare will not be entitled to any of the benefits provided by the Company to its employees (for example, he will not be covered as an active employee in the Company’s health, life, and disability plans, and he will not be eligible for continued participation in the Company’s qualified and nonqualified retirement plans). Mr. Hare will be responsible for the payment of all income and employment taxes in connection with his remuneration for the Consulting Services, and the Company shall not withhold any amounts in respect thereof.

6.     Non-Assignability of Contract. This Agreement is personal to Mr. Hare and he shall not have the right to assign any of his rights or delegate any of his duties without the express written consent of the Company.

7.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Ohio, without regard to the choice of law principles of any jurisdiction.

8.     Severability. In the event any provision of this Agreement shall be held invalid, the same shall not invalidate or otherwise affect in any respect any other term or terms of this Agreement, which term or terms shall remain in full force and effect.

9.     Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Mr. Hare.

10.     Complete Agreement. This Agreement contains the entire understanding between the parties and supersedes, replaces and takes precedence over any prior or contemporaneous understanding or oral or written agreement between the parties respecting the subject matter of this Agreement. There are no representations, agreements, arrangements, nor understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

11.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

12.    Code Section 409A. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception shall be paid under such exception. For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts. In no event may Mr. Hare, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Mr. Hare’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

This Agreement is executed and entered into on the date set forth in the preamble of this Agreement.

CONSULTANT	THE WENDY’S COMPANY

/s/ Stephen E. Hare	/s/ R. Scott Toop
STEPHEN E. HARE	Name: R. Scott Toop
Title: SVP, General Counsel & Secretary

3